                                                                Exhibit (d) (2)
                                POLICY SCHEDULE


Insured:                         John Doe       Policy Number:               000000000

Insurance Age:                   35             Date of Issue:        February 1, 2013

Base Coverage:                   $100,000.00    Maturity Date:        February 1, 2099

Supplemental Coverage:           $0.00

Initial Specified Amount:        $100,000.00    Death Benefit Option:               [1]

This Is A [Sex Distinct] Policy


Base Policy                             Monthly Cost                      Years Payable

Variable Universal Life                 See Page 28                            86

Premium Class:                                  Preferred Plus
Initial Premium:                                $1,767.97
Planned Periodic Premium:                       $1,767.97 Payable Annually
Monthly Deduction Day:                          [1/st /] Day of Each Month

Target Premium:                                 [$780.00]

Minimum Death Benefit Amount (After A
   Decrease In Specified Amount):               [$100,000]

Monthly Guarantee Premium:                      [$30.00]

Monthly Guarantee Premium Period:               [20 Years]

Minimum Partial Surrender:                      [$500.00]

Minimum Value That May Be Retained In A
   Division After A Partial Surrender:          [$500.00]

                                                Annual Effective              Monthly
Guaranteed Interest Rate:                               2.0%                  0.1651%

Mortality Table:                                2001 Commissioners Standard Ordinary
                                                [Male or Female,] Smoker or Non-Smoker
                                                Ultimate ANB Mortality Table

Death Benefit Compliance Test:                  [Guideline Premium]

[Initial Maximum Net Amount At Risk If Death    [2] Times The Initial Specified Amount
  Benefit Option 3 Is Selected:                 Stated On This Page]

Coverage may expire prior to the Maturity Date shown where either no premiums are paid following payment of the initial premium, or subsequent premiums are insufficient to continue coverage to such date.

                       This Is A[n] [State Name] Policy

07921 Rev0213                       Page 3

POLICY SCHEDULE CONTINUED - POLICY NUMBER                      000000000

Additional Benefits Provided By Riders                         Monthly Cost   Years Payable


Guaranteed Minimum Death Benefit Rider

   Rider Charge (Deducted from Policy Accumulation Value):     See Rider           86

   Charges Deducted from CG Account Value:

       CG Cost of Insurance:                                   See Rider           86

       CG Monthly Administration Fee:                          [$10.00]

       CG Monthly Expense Charge:                              [$13.00]

   CG Monthly Expense Charge Duration:
     First [5] Policy Years and
     First [5] Years of an Increase

   Target Premium: [$780.00]

   CG Premium Expense Charge Percentage:
     For Amounts Less than or Equal to the Target Premium:      [5.00%]
     For Amounts Greater than the Target Premium:              [21.00%]

   CG Interest Rate:
     [Year 1                                [5.00%]
     Years 2-10                             [5.00%]
     Years 11 & above]                      [5.00%]

   Separate Account Factor:                [70.00%]
   General Account Factor:                 [90.00%]

   [Minimum Percentage of Accumulation Value less loans that must be invested in Dynamic Allocation Fund: [30.00%]]

07921 Rev0213                       Page 3 (Cont'd)

POLICY SCHEDULE CONTINUED - POLICY NUMBER 0000000000

Charges Deducted From The Separate Account

   Mortality and Expense Charge. Deductions from the Separate Account will be made at an annual rate not to exceed the rates stated below. The actual deduction will be made on a daily basis. The initial current rate on a daily basis is [0.001917%].

     Policy Years        Current Annual Rate        Guaranteed Annual Rate
     1-10                   [0.70%]                      0.70%
     11-20                  [0.35%]                      0.35%
     Thereafter             [0.00%]                      0.15%

Expense Charges:

   Premium Tax (If Applicable). Depending on the laws of the jurisdiction in which this policy was issued, and subject to future changes in residence, a percentage of each premium may be deducted for premium tax. Premium tax rates are subject to change. The premium tax rate for this policy on the Date of Issue is [0%].

     Premium Expense Charge Percentages:               Current  Guaranteed
        For Amounts Less than or Equal to the Target
          Premium                                      [5.00%]    7.50%
        For Amounts Greater than the Target Premium    [7.50%]    7.50%

                                                       Current  Guaranteed
     Monthly Administration Fee:                       [$10.00]   $10.00

     Monthly Expense Charge For First Five Years:      [$13.00]

Base Policy Charges and Fees

   Cost of Insurance Charges. Guaranteed maximum cost of insurance rates per $1,000 of Net Amount at Risk are shown on page 28.

   Surrender Charges. Surrender Charges will apply if the policy is surrendered or the Initial Base Coverage is reduced during the Surrender Charge Period following the Date of Issue. Surrender Charges will also apply during the Surrender Charge Period following an increase in Base Coverage. Surrender Charges applicable to this policy appear on pages 30 and 31.

07921 Rev0213                       Page 3A